MUTUAL TERMINATION AGREEMENT
This MUTUAL TERMINATION AGREEMENT (this “Agreement”), dated as of June 29, 2020, is by and among Synacor, Inc., a Delaware corporation (“Synacor”), Qumu Corporation., a Minnesota corporation (“Qumu”), and Quantum Merger Sub I, Inc., a Minnesota corporation.
W I T N E S S E T H:
WHEREAS, the parties have entered into that certain Agreement and Plan of Merger and Reorganization, dated as of February 11, 2020 (the “Merger Agreement”) and any capitalized term used but not otherwise defined herein shall have the meaning set forth in the Merger Agreement;
WHEREAS, Section 9.1(a) of the Merger Agreement provides that the Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Synacor and Qumu; and
WHEREAS, the Synacor Board and the Qumu Board each has determined that it is in the best interests of Synacor and the stockholders of Synacor and of Qumu and the shareholders of Qumu, respectively, to terminate the Merger Agreement in accordance with the terms hereof.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
1.On the date hereof, Qumu shall pay to Synacor an amount equal to $250,000 by wire transfer of immediately available funds to an account or accounts designated in writing by Synacor. In addition, Qumu shall pay to Synacor a fee equal to $1,450,000 (the “Additional Amount”) in the event that either (a) within fifteen (15) months following the date hereof, an Acquisition Transaction in respect of Qumu is consummated with a Person other than Synacor or (b) (i) within fifteen (15) months following the date hereof, Qumu enters into a binding definitive agreement for an Acquisition Transaction with a Person other than Synacor and (ii) such Acquisition Transaction is ultimately consummated (whether or not during the foregoing fifteen (15)-month period). Qumu shall pay the Additional Amount to Synacor by wire transfer of immediately available funds to an account or accounts designated in writing by Synacor within one business day of the consummation of such Acquisition Transaction. For the purposes of this Agreement, all references to fifteen percent (15%) or eighty-five percent (85%) in the definition of “Acquisition Transaction” of the Merger Agreement shall be replaced by fifty percent (50%).
2.The parties hereto mutually agree to terminate the Merger Agreement, effective as of the date of this Agreement, such agreement constituting the requisite mutual agreement and written consent required to terminate the Merger Agreement pursuant to Section 9.1(a) of the Merger Agreement and otherwise as may be required pursuant to applicable Legal Requirements. Synacor acknowledges and agrees that the date of this Agreement is the “Expiration Date” under the Qumu Support Agreements. Qumu acknowledges and agrees that the date of this Agreement is the “Expiration Date” under the Synacor Support Agreements.
3.The parties hereto agree that the Merger Agreement is hereby and forthwith void and without effect and none of Synacor, Qumu, any of their respective Subsidiaries, any of their respective Affiliates or any of the shareholders, officers or directors of any of them shall have any liability of any nature whatsoever under the Merger Agreement, the Qumu Support Agreements or the Synacor Support Agreements, or in connection with the transactions contemplated by the Merger Agreement, the Qumu Support Agreements or the Synacor Support Agreements, or the termination of any of the foregoing; except that Section 7.5(h) of the Merger Agreement, the proviso of Section 9.3(a) of the Merger Agreement, and the Confidentiality Agreement shall survive such termination of the Merger Agreement (collectively, the “Surviving Provisions”).
4.In consideration of the covenants, agreements and undertakings of the parties set forth herein, effective the date hereof, each party, on behalf of itself and its respective present and former Subsidiaries, Affiliates, officers, directors, stockholders, employees, agents, representatives, successors and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges the other parties and their respective present and former Subsidiaries, Affiliates, officers, directors, stockholders, employees, agents, representatives, successors and assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, damages, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law or in equity, which any of such Releasors ever had, now have, or hereafter may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Agreement arising out of or relating to the Merger Agreement, the Qumu Support Agreements or the Synacor Support Agreements, or in connection with the transactions contemplated by the Merger Agreement, the Qumu Support Agreements or the Synacor Support Agreements, or the termination of any of the foregoing (collectively, “Claims”); provided that notwithstanding the foregoing, nothing herein shall release a party from, and Claims shall not include, the obligations of such party under this Agreement or the Surviving Provisions. The Releasors irrevocably covenant not to assert any claim or demand, or commence, institute or voluntarily aid in any way, or cause to be commenced or instituted any proceeding of any kind against any Releasee based upon any Claim.
5.On the date hereof, Synacor and Qumu will jointly issue the press release attached hereto as Exhibit A announcing the termination of the Merger Agreement. Each of Synacor and Qumu shall consult with the other party hereto before issuing any other press release or making any other public announcement or statement with respect to this Agreement, the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement, and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that (a) a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of Nasdaq if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement; and (b) each party may, without consultation or consent of the other party, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in filings by such party with the SEC, so long as such statements are consistent with previous press releases, public disclosures or public statements made by such party in compliance with this Agreement.
6.Each party hereby represents and warrants to the other party that (a) such party has full corporate power and authority to execute and deliver this Agreement, (b) the execution and delivery of this Agreement, the termination of the Merger Agreement, the Qumu Support Agreements or the Synacor Support Agreements, and consummation of the other transactions contemplated hereby have been duly and validly approved by the Board of Directors of such party, (c) no other corporate proceedings on the part of such party are necessary to approve this Agreement or the termination of the Merger Agreement, the Qumu Support Agreements or the Synacor Support Agreements, or to consummate the other transactions contemplated hereby and (d) this Agreement has been duly and validly executed and delivered by such party (assuming due authorization, execution and delivery by the other parties) and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).
7.This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the Synacor Board and the Qumu Board. Any agreement on the part of a party hereto to any extension or waiver of the Agreement shall be valid only if set forth in a written instrument signed on behalf of such party.
8.All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
9.The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of a provision of this Agreement. When a reference is made in this Agreement to Sections or paragraphs, such reference shall be to a Section or paragraph of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement.
10.Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (which may be withheld by such other party in its sole discretion). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
11.Sections 10.3, 10.8 through 10.10 and 10.12 through 10.15 of the Merger Agreement are hereby incorporated into this Agreement by reference, and shall apply hereto as though set forth herein, mutatis mutandis.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SYNACOR, INC.
By:	/s/ Himesh Bhise
Name:	Himesh Bhise
Title:	Chief Executive Officer

QUMU CORPORATION
By:	/s/ Vern Hanzlik
Name:	Vern Hanzlik
Title:	Chief Executive Officer

QUANTUM MERGER SUB I, INC.
By:	/s/ Himesh Bhise
Name:	Himesh Bhise
Title:	Chief Executive Officer

EXHIBIT A
FORM OF PRESS RELEASE

Synacor and Qumu Announce Mutual Termination of Merger Agreement

BUFFALO, NY, and MINNEAPOLIS, MN, June 29, 2020 – Synacor, Inc. (Nasdaq: SYNC), a leading provider of cloud-based Collaboration and Identity Management software and services serving global enterprises, video, internet and communications providers, and governments, and Qumu Corporation (Nasdaq: QUMU) a leading provider of tools to create, manage, secure, distribute and measure the success of live and on-demand video for the enterprise, today announced that the companies have mutually agreed to terminate their proposed all-stock merger agreement, previously announced on February 11, 2020.

The termination was approved by the Boards of Directors of both companies.

In a joint statement, Kevin Rendino, Chairman of Synacor, and Neil Cox, Chairman of Qumu, said, “We mutually concluded after careful consideration that it would not be prudent to continue to pursue the combination and integration of our companies. We are confident this is the right decision for our shareholders, our customers and our employees. This decision will ensure each of Synacor and Qumu can dedicate the resources and focus to pursue opportunities in their respective industries and businesses.”

Additional details regarding the termination agreement will be set forth in a Current Report on Form 8-K to be filed by each of Synacor and Qumu with the Securities and Exchange Commission on June 29, 2020.

About Synacor

Synacor (Nasdaq: SYNC) is a cloud-based software and services company serving global video, internet and communications providers, device manufacturers, governments and enterprises. Synacor’s mission is to enable its customers to better engage with their consumers. Its customers use Synacor’s technology platforms and services to scale their businesses and extend their subscriber relationships. Synacor delivers managed portals, advertising solutions, email and collaboration platforms, and cloud-based identity management. www.synacor.com

About Qumu

Qumu Corporation (Nasdaq: QUMU) is the leading provider of best-in-class tools to create, manage, secure, distribute and measure the success of live and on-demand video for the enterprise. Backed by the most trusted and experienced team in the industry, the Qumu platform enables global organizations to drive employee engagement, increase access to video, and modernize the workplace by providing a more efficient and effective way to share knowledge.

Synacor Contact:
FNK IR
Rob Fink
+1.646.809.4048
rob@fnkir.com

Meredith Roth
VP, Marketing & Corporate Communications
Synacor
+1.770.846.1911
mroth@synacor.com

Qumu Contact:

Dave Ristow
Chief Financial Officer
Qumu Corporation
+1.612.638.9045
dave.ristow@qumu.com